Exhibit 4.2

ADVOCATES & SOLICITORS

LEGALLY PRIVILEGED · PRIVATE & CONFIDENTIAL

Dated 5 June 2025

# SHARE PURCHASE AGREEMENT

LPP LAW
LEE & POH PARTNERSHIP

+603 2242 1069

office@lpplaw.asia

lpplaw.asia

A-10-3, Tower A, Vertical Business Suite Avenue 3
Bangsar South, No. 8, Jalan Kerinchi, 59200 Kuala
Lumpur

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Share Purchase Agreement
in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

THIS AGREEMENT is made on 5 June 2025 between:

(1)	The persons whose particulars are as set out in Schedule 1 (“Sellers”); and

(2)	WF Venture Ltd (Registration No. 2170485), a private company limited by shares incorporated under the laws of British Virgin Islands and having its business address at Lot 3893, Jalan 4D, Kampung Baru Subang, 40150 Shah Alam, Selangor (the “Purchaser”).

WHEREAS:

(A)	The Rise Bar & Café Sdn. Bhd. (Registration No. 202201033590 (1479287-H)), (“Company”) is a private company limited by shares, the particulars of which are set out in Schedule 2.

(B)	The Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Sellers, seventy per cent (70%) of the issued and paid-up share capital of the Company, comprising one hundred and forty thousand (140,000) ordinary shares (“Sale Shares”), subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	Interpretation and Definitions

1.1	In this Agreement, the following words and expressions, unless the context otherwise requires, shall have the following meanings respectively ascribed to them:

“Accounts” shall have the meaning ascribed to it in Paragraph 5.1.1 of Schedule 4;

“Act” means the Companies Act 2016 of Malaysia;

“Agreement” means this share purchase agreement;

“Assets” means all assets, properties, equipment, and machineries whether owned, leased or otherwise held by the Company or exclusively used in the Business, including but not limited to tangible and intangible assets, whether acquired through direct ownership, financing arrangements or operating leases, as well as any rights, interests or entitlements associated with such assets;

“Authorisation” means any licence, permit, approval, consent, order, warrant, confirmation, permission, registration, accreditation, certification, waiver, privilege, acknowledgement, agreement, concession, or other authorisation required from, or given, provided or issued by any Governmental Authority or any other person;

“Business” means the business of the Company, the details of which is as set out in Paragraph (10) of Schedule 2;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Selangor, Malaysia;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

“Claims” shall have the meaning ascribed to it in Clause 7.1, and “Claim” means any one of the Claims;

“Company” means The Rise Bar & Café Sdn. Bhd (Registration No. 202201033590 (1479287-H)), further details of which are as set out in Schedule 2;

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date” means such date to be mutually agreed between the Parties which shall be no later than thirty (30) Business Days from the Unconditional Date, or such later date to be mutually agreed between the Parties in writing, upon which Completion shall take place;

“Completion Deliverables” shall have the meaning ascribed to it in Schedule 3;

“Conditional Period” means a period commencing from the Effective Date and expiring one (1) month after the date of this Agreement or such other further extended period as may be mutually agreed by the Parties in writing;

“Condition Precedent” shall have the meaning ascribed to it in Clause 4.1;

“Confidential Information” shall have the meaning ascribed to it in Clause 9.1;

“Due Diligence Exercise” means the legal, financial and tax due diligence on the Company conducted by the Purchaser and/or its Representatives prior to the Effective Date;

“Effective Date” means the date of this Agreement;

“Encumbrances” means any form of legal or equitable security interests or other encumbrance of any kind, whether for purposes of securing or conferring any priority of payment in respect of any obligation of any person or otherwise, including:

(a)	any mortgage, charge (whether fixed or floating), pledge, lien (whether for costs or to an unpaid seller or otherwise), hypothecation, restrictive covenant, or other encumbrance over or affecting an asset (including the Sale Shares);

(b)	a caveat, garnishee order, writ of execution, right of set off, assignment by way of security, deposit of money by way of security or monetary claim affecting the asset (including the Sale Shares);

(c)	a preferential interest, trust (whether for securing money or otherwise), title retention arrangement or any adverse claims as to title, or other estate, interest, claim or agreement, arrangement or obligation to create any of the foregoing;

(d)	a right, including a contractual right, an option, a power of sale, a right of first refusal or transfer, a right of pre-emption or other right, to acquire the asset or to restrain any person from acquiring the asset (including the Sale Shares);

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

(e)	an assignment of rights (including voting, dividend, and/or sale right) arising under the asset (including the Sale Shares);

(f)	a right, including a lease, licence or other right, to occupy or use the asset (including the Sale Shares);

(g)	an agreement to grant, create or register any of the foregoing or to allow any of the foregoing to exist; or

(h)	any other security interest of any kind, whether based on agreement or undertaking or arising by the operation of law or otherwise or any other arrangement or right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under the law, or having the same legal or economic effect as any of the foregoing or any agreement to create any of the foregoing;

“FYE 23” shall have the meaning ascribed to it in Paragraph ~~5.1~~ of Schedule 4;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or Tax Authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of law in any part of the world;

“Indebtedness” means, without duplication, all debts and liabilities of the Company, including (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services, for the avoidance of doubt, this include hire purchase payables, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases that have been or should be recorded as capital leases, (f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, and (g) any liability of others described in items (a) through (f) above that the person has guaranteed or that is otherwise its legal liability, and including in items (a) through (e) above any accrued and unpaid interest or penalties thereon;

“Purchase Consideration” shall have the meaning ascribed to it in Clause 3.1;

“Purchaser” means WF Venture Ltd (Registration No. 2170485), a private company limited by shares incorporated under the laws of British Virgin Islands and having its business address at Lot 3893, Jalan 4D, Kampung Baru Subang, 40150 Shah Alam, Selangor;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

“Records” means all original and copies, as the case may be, in machine readable or printed  form, of all information, books, files, records, reports, correspondence, documents and other material of or used in respect of or relating to the Company in whatever form recorded, stored or embodied, including:

(a)	statutory books and registers, minute books, financial and books of account, trading and financial records, employee records, Tax returns and related correspondence;

(b)	list of all distributors and suppliers of the Company, including price lists and pricing models;

(c)	title deeds and other documents of title;

(d)	original and copies of all contracts and Authorisations; and

(e)	other secretarial documents maintained or kept by the Company;

“Related Person” means

(a)	his spouse, children, spouse’s children, parents, siblings, uncles, aunts, cousins, grandchildren, children of siblings and close relatives (collectively referred to as “Family” in sub-clauses (b) and (c) below);

(b)	the trustees or nominees, acting in their capacity as such trustees or nominees, of any trust or nominee arrangement of which he and/or any of his Family is a beneficiary or beneficial owner; and

(c)	any person in the equity capital of which he and/or his Family, and/or any of the trustees or nominees referred to in sub-paragraph (b) above, acting in their capacity as trustees or nominees, taken together, directly or indirectly, controls;

“Representatives” means, in relation to a Party, its directors, employees, officers, staffs, agents, contractors, consultants, advisers, attorneys or other representatives;

“Ringgit Malaysia” and the sign “RM” mean the lawful currency of Malaysia;

“Sale Shares” shall have the meaning ascribed to it in Recital (B);

“Sellers” means the persons named in Schedule 1;

“Sellers’ Warranties” means the warranties and representations given by the Sellers set out in Clause 6.2 and Schedule 4 , and “Sellers’ Warranty” means any one of them;

“Surviving Provisions” means Clauses 1 (Interpretation and Definitions), 7 (General Indemnity and Specific Tax Indemnities), 9 (Confidentiality) and 12 (General);

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all fines, penalties, charges, costs and interest relating thereto;

“Tenancy Agreement” means the tenancy agreement dated 22 November 2022 entered into between the Company and PPB Hartabina Sdn Bhd (“PPB Hartabina”) for the rental of the demised premises as set out in Paragraph (4) of Schedule 2; and

“Unconditional Date” means such date upon which the Condition Precedent is fully fulfilled/ satisfied, as the Purchaser shall confirm in writing to the Sellers, or where the Condition Precedent is waived by the Purchaser in writing to the Sellers in accordance with this Agreement, whichever is earlier.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, a reference to:

(i)	a gender shall include the other genders and references to the singular shall include the plural and vice versa;

(ii)	natural persons shall include bodies corporate and vice versa;

(iii)	this Agreement includes any recitals, schedules to it and references to Clauses, Recitals, Schedules, are to the clauses and recitals of, and schedules to, this Agreement. References to Paragraphs are to paragraphs of the Schedules;

(iv)	a person (which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or other entity or organisation (whether or not having a separate legal personality) shall include its successors in title;

(v)	a “Party” is to a party to this Agreement, and “Parties” shall be construed accordingly;

(vi)	a “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

(vii)	this Agreement or any other document or any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties; and

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

(viii)	a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it whether before or after the Effective Date so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Effective Date and (so far as liability thereunder may exist or can arise) shall also include any past statutory enactment or provision or regulation (as from time to time modified or re-enacted) which such enactment or provision or regulation has directly or indirectly replaced;

1.2.2	headings and underlinings are inserted for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	references to “law” shall mean its ordinary meaning, and shall include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, decrees, directions, directives, and orders of any Governmental Authority;

1.2.4	references to “payment”, or cognate expressions, include payments made in cash or by way of cheques upon clearance (drawn on a bank or financial institution licensed to carry on banking business under the provisions of the Financial Services Act 2013 or Islamic Financial Services Act 2013, as the case may be) or effected through inter-bank transfers to the account of the payee, giving the payee access to immediately available, freely transferable, cleared funds;

1.2.5	“ordinary and/or usual course of business” means with respect to the Company, any commercially reasonable action that is taken in the ordinary course of normal business and day-to-day operations of the Business, including any action: (a) is consistent with the past practices of the Company; (b) is not required to be authorised by the board of directors (or by any person or group of persons exercising similar authority) or the holders of the shares or other equity interests of the Company; or (c) is similar in nature and magnitude to actions customarily taken, without any authorisation by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as the Company;

1.2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.7	general words are not given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or

(ii)	by reason of the fact that they are followed by particular examples intended to be;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

1.2.8	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision;

1.2.9	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day, which is not a Business Day, then that period is to be deemed to only expire on the next Business Day;

1.2.10	a day shall mean any calendar day and a month shall, unless otherwise specifically provided herein, mean a period calculated from any specific day up to and including the day immediately corresponding to that specific day in the subsequent month or if there shall be no such day in the subsequent month, the last day of that month;

1.2.1	all references to any of the representations, warranties, undertakings, indemnities, covenants, and obligations of the Sellers in this Agreement shall be joint and several representations, warranties, undertakings, indemnities, covenants, and obligations of the Sellers, unless expressly stated otherwise in this Agreement; and

1.2.2	“indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

2.	Agreement to Sell the Sale Shares

2.1	The Sellers hereby agree to sell to the Purchaser, and the Purchaser, relying on the Sellers’ Warranties, covenants and undertakings contained in this Agreement, agrees to purchase from the Sellers, the Sale Shares, on the terms and subject to the conditions of this Agreement.

2.2	The Sale Shares shall be sold by the Sellers to the Purchaser on the Completion Date:

2.2.1	free from all Encumbrances; and

2.2.2	together with all rights, benefits and advantages attaching to the Sale Shares as at the Completion Date, including all ownership and rights to title, proprietary rights, benefits and interests in, and the right to receive dividends and distributions declared, where applicable, made or paid on or after the Completion Date.

2.3	The Sellers shall procure and ensure that, on or prior to the Completion Date, any and all rights of pre-emption, right of first offer or right of first refusal over the Sale Shares, if any, shall be waived irrevocably and unconditionally by the persons entitled thereto.

3.	Consideration and Payment

3.1	In consideration of the Sellers agreeing to sell the Sale Shares to the Purchaser, the Purchaser agrees to pay the Sellers an aggregate sum of Ringgit Malaysia Six Hundred Forty Five Thousand (RM645,000.00) (“Purchase Consideration”) as purchase price for the Sale Shares on the Completion Date, which shall be payable in proportion to their respective sale proportion as set out in Schedule 1.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

3.2	All payments payable to the Sellers by the Purchaser under this Agreement shall be made by way of electronic funds transfer by the Purchaser or any person nominated by the Purchaser to the bank account designated by the Sellers or any person nominated by the Sellers or in such other manner as may be mutually agreed in writing between the Sellers and the Purchaser. The details of the Sellers’ designated bank accounts for the foregoing purpose are as set out in Schedule 1.

3.3	For the avoidance of doubt, the Sellers agree that the Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

4.	Condition Precedent

4.1	The sale and purchase of the Sale Shares and the Completion thereof is conditional upon the Sellers procuring a written waiver from PPB Hartabina of its right to terminate the Tenancy Agreement arising from a change in the Company’s shareholding (“Condition Precedent”), such Condition Precedent to be fulfilled by the Sellers or waived by the Purchaser (at the option of the Purchaser in his sole and absolute discretion) on or before the expiry of the Conditional Period, unless otherwise agreed between the Parties in writing:

4.2	Responsibility of Satisfaction

If, at any time, the Sellers become aware:

4.2.1	that a Condition Precedent pursuant to this Clause 4 has been satisfied; or

4.2.2	of any occurrence, fact or circumstance that will or is reasonably likely to prevent any Condition Precedent from being satisfied prior to the expiry of Conditional Period,

the Sellers shall promptly provide written notice to the Purchaser, which shall in any event be within three (3) Business Days of them becoming aware of the same, setting out such details as are available and furnish all correspondence and documentary evidence in relation thereto, to the Purchaser.

4.3	Waiver of Conditions

The Purchaser may at its sole and absolute discretion waive (in whole or in part) the relevant Condition Precedent to the Sellers and to proceed to give effect to Completion as far as practicable having regard of the non-fulfilment of any of the Condition Precedent. For the avoidance of doubt, a waiver of any Condition Precedent by the Purchaser for purposes of Completion shall not prevent the Purchaser from requiring the Sellers to achieve the discharge or satisfaction or fulfilment of such Condition Precedent after Completion and shall be without prejudice to any other rights or remedies that the Purchaser may have against the Sellers for any antecedent breach of Clause 4.1.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

4.4	Non-fulfilment and Waiver by the Purchaser

If any of the Condition Precedent is not fulfilled or otherwise waived in writing by the Purchaser on or before the expiry of the Conditional Period, the Purchaser may at its sole and absolute discretion:

4.4.1	extend the Conditional Period for such period of time as the Purchaser deems necessary; and/or

4.4.2	terminate this Agreement without liability on the Purchaser’s part in which event the provisions under Clause 8.3 shall apply

4.5	Confirmation of Fulfilment by the Purchaser

The Purchaser shall, if the Purchaser is satisfied that all the Condition Precedent have been fulfilled on or before the expiry of the Conditional Period, issue a written notice to the Sellers confirming the Purchaser’s satisfaction of the fulfilment or waiver of the last of the Condition Precedent, upon which Completion shall be unconditional and take place on the Completion Date.

5.	Completion

5.1	Completion shall take place on the Completion Date, and the Sellers shall, in consideration of the Purchaser’s payment obligations in the manner set out under Clause 3.1, comply with the Sellers’ obligations as specified in Schedule 3.

5.2	If the Sellers fails to comply with any of their obligations in Schedule 3, the Purchaser shall be entitled but not obliged to (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Sellers:

5.2.1	to terminate this Agreement (other than Surviving Provisions) without liability on its part in which event the provisions under Clause 8.3 shall apply; or

5.2.2	to seek specific performance on the Sellers’ part to comply with their obligations set out in Schedule 3 and to proceed with Completion in accordance with the terms of this Agreement, in which case:

(i)	if specific performance is granted, the Purchaser may also claim damages for breach of this Agreement; and;

(ii)	if specific performance is not granted, the Purchaser may then terminate this Agreement and claim damages for breach of this Agreement;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

5.2.3	to fix a new Completion Date (being not later than fourteen (14) days from the agreed Completion Date) to such date as the Sellers and the Purchaser may mutually agree, in which case the provisions of this Clause 5 shall apply to Completion as so postponed, but provided such postponement may only occur once.

5.3	All other provisions of this Agreement, to the extent that they have not been performed by Completion, shall not be extinguished or affected by Completion or by any other event or matter, except by a specific and duly authorised written waiver or release by the Purchaser.

5.4	Exercise of Rights of Registered Shareholder

5.4.1	From Completion, until the Sale Shares are registered in the name of the Purchaser, the Sellers shall, upon the request of the Purchaser, at the cost of the Purchaser, procure that:

(i)	the Purchaser is appointed as proxy to attend shareholders’ meetings and exercise the votes attached to the Sale Shares and the Sellers shall not attend or vote at those meetings by themselves; and

(ii)	take all other actions in the capacity of a registered holder of the Sale Shares as the Purchaser directs.

6.	Representations and Warranties

6.1	The Parties hereby represent and warrant to one another that the warranties set out in this Clause 6.1 are true and correct as at the Effective Date and shall remain true and correct as at the Completion Date:

6.1.1	they have not been declared bankrupt or wound up (as the case may be) and there are no bankruptcy proceedings or winding up proceedings (as the case may be) commenced and/or instituted against them;

6.1.2	the facts in relation to the Parties as set out in this Agreement are true, accurate, complete, correct and not misleading in any respect;

6.1.3	they have the full legal right, capacity, power and authority to enter into, deliver and carry out the provisions of this Agreement; and

6.1.4	this Agreement constitutes valid and binding obligations of all the Parties.

6.2	Warranties from the Sellers

6.2.1	In relation to the Sale Shares, the Sellers hereby represent and warrant to the Purchaser that the Sellers’ Warranties as set out in Schedule 4 are true and accurate in all respects and not misleading in any respect as at the Effective Date and shall remain true, accurate and not misleading as at Completion as if they had been repeated at Completion. The Sellers acknowledge that the Purchaser has entered into this Agreement and agreed to purchase the Sale Shares in reliance upon the Sellers’ Warranties which they have given as representations and inducements for the Purchaser to enter into this Agreement.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

6.2.2	Except as expressly stated in this Agreement, no Sellers’ Warranty shall be excluded or limited by:

(i)	any inquiry or investigation conducted by or on behalf of the Purchaser or any of its Representatives into the affairs of Company (including but not limited to the Due Diligence Exercise conducted by the Purchaser);

(ii)	any information the Purchaser may have received or been given or have actual, implied or constructive notice of prior to the Completion Date;

(iii)	any other act, matter, or circumstance,

and the Sellers shall not invoke the Purchaser’s knowledge (constructive or imputed, including knowledge of the Purchaser’s Representatives) of a fact or circumstance which might make a Sellers’ Warranty untrue, inaccurate or misleading as a defence to a claim for a breach of the Sellers’ Warranties.

6.2.3	The Sellers’ Warranties and all other provisions in this Clause 6 shall survive Completion and remain in full force and effect notwithstanding Completion, and shall not be extinguished in any respect upon Completion.

6.2.4	Each of the Sellers’ Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement, and the Sellers acknowledge and agree that the Purchaser is entering into this Agreement in reliance upon the Sellers’ Warranties, and therefore, the Parties shall treat the Sellers’ Warranties as conditions of this Agreement.

6.2.5	A claim for breach of any Sellers’ Warranty may be made whether or not the relevant facts, matters or circumstances giving rise to the breach were known to the Purchaser or to any of the Representatives of the Purchaser or could have been discovered (whether by any investigation made by or on behalf of the Purchaser into the affairs of the Company) prior to Completion.

6.2.6	The Sellers undertake to the Purchaser to waive any rights, remedies or claims they may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its officers, employees or agents in connection with assisting the Sellers in the giving of any Sellers’ Warranties and/or the entry into this Agreement.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

7.	General Indemnity and Specific Tax Indemnities

7.1	The Sellers undertake to fully indemnify and hold harmless and keep indemnified and held harmless the Purchaser from and against any and all losses, liabilities, obligations, damages, judgments, deficiencies, claims, demands, suits, actions, proceedings, arbitration, assessments, costs and expenses (including expenses of investigation and enforcement of this indemnity and reasonable solicitors’ fees and expenses) (collectively, “Claims”), sustained, incurred, suffered or paid by the Purchaser directly or indirectly, as a result of or arising out of:

7.1.1	any breach of any obligations on satisfaction of the Condition Precedent;

7.1.2	any breach of any Completion obligations under Schedule 3 and Clause 5.1;

7.1.3	any breach of any Sellers’ Warranties; or

7.1.4	any Claims involving fraud or misconduct involving dishonesty on the part of the Sellers and/or misrepresentation which results in a breach of the Sellers’ Warranties or otherwise,

provided that the indemnity contained in this Clause 7.1 shall be without prejudice to any other rights or remedies of the Purchaser and all such other rights or remedies are hereby expressly reserved to the Purchaser. For the avoidance of doubt, the Claims shall include an amount that would be necessary to put the Purchaser in the same position as if the Sellers’ Warranties had been true and accurate and not misleading or had not been breached or had there not been such breach or any fraud or misconduct involving dishonesty on the part of the Sellers and/or the misrepresentation had not been committed.

7.2	Without prejudice to the generality of Clause 7.1, the Sellers undertake to the Purchaser to indemnify the Purchaser and the Company on demand against any and all Claims sustained, incurred, suffered or paid by the Company, directly or indirectly, as a result of or arising out of:

7.2.1	any liabilities in relation to Tax (including any additional Taxes, interests, penalties, fines or charges) due or payable from or by the Company to any Tax Authority, for all years of assessment or period of assessment up to the date Completion occurs notwithstanding that the Company is served with the notice of additional assessment or is notified of such additional Taxes on any date following Completion;

7.2.2	any liabilities in relation to Tax resulting from or by reference to any event occurring on or prior to Completion or in respect of gross receipt, income, profit or gains earned, accrued or received, or deemed under any applicable law to be earned, accrued or received by the Company on or prior to the Completion Date; or

7.2.3	alleged, actual, past or potential violation and/or failure to comply with any applicable laws in respect of matters arising on or prior to the Completion Date.

7.3	All sums payable by the Sellers pursuant to Clause 7.2 shall be paid free and clear of all deductions or withholding whatsoever, save only as may be required by law. Where the Sellers are required by law to make any deductions or withholding from any sum payable by them under Clause 7, the Sellers shall forthwith pay such additional amount or amounts so as to ensure that the net amount received by the Purchaser shall be equal to the full amount which it would have received had no such deduction or withholding been made or required to be made.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

7.4	Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Purchaser and shall continue in full force and effect despite any judgment, order, claims or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

8.	Termination and Consequences of Termination

8.1	This Agreement shall continue and remain in full force and effect unless terminated pursuant to the provisions of this Agreement.

8.2	Without prejudice to the Purchaser’s right to terminate this Agreement under Clause 5.2.1, this Agreement may be terminated by the mutual written agreement of the Parties only.

8.3	The right to terminate under this Agreement shall be without prejudice to any Claims or rights of action previously accrued to any Party in respect of any breach of any of the provisions of this Agreement prior to such termination. All rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement, save and except for the Surviving Provisions which shall survive the termination of this Agreement. Any provision and obligation of the Parties relating to or governing their acts, which expressly or by its nature survives such termination, shall be enforceable with full force and effect notwithstanding such termination, until it is satisfied or by its nature expires.

9.	Confidentiality

9.1	Upon signing of this Agreement, the Parties shall treat as strictly confidential:

9.1.1	the provisions of this Agreement, process of their negotiation and all materials, documents, information and/or communications between the Parties which relates to the amount of, and the payment terms in relation to the Purchase Consideration;

9.1.2	any information, whether written, oral, visual, electronic or in other form which is proprietary or confidential or trade-sensitive in nature to a person or from which a person derives competitive advantage in connection with its business, including without limitation, information relating to the Business, whether marked as “confidential information” or not; and

9.1.3	such other contents, terms and conditions as well as anything disclosed and/ or delivered by either Party to the other Party in writing, or in electronic or other form, pursuant to this Agreement marked as or by its nature ought to be reasonably deemed as ‘confidential information’,

(collectively be referred as “Confidential Information”).

9.2	The Parties shall not at any time disclose the Confidential information to any third party (save and except to the Representatives of the respective Parties, and the officers of the Company on a need-to-know basis only) unless with the prior written consent of the relevant Party, or in the event such disclosure is required by law or any Governmental Authority.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

9.3	In the event this Agreement has been terminated, the Parties receiving such Confidential Information shall immediately return, permanently erase or destroy all copies of materials, documents and/or communications in his possession, and shall provide a written confirmation to the Party disclosing such Confidential Information to confirm that such requirement have been fully complied with, where requested to do so by the Party disclosing such Confidential Information.

9.4	The provisions of this Clause 9 shall survive the termination of this Agreement without limit in time.

10.	Notices

10.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party to this Agreement may from time to time duly notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

10.2	The address and email address of the Parties for the purposes of this Clause 10 are:

10.2.1	in the case of service on the Sellers, to their respective address and/or email address as set out in:

10.2.2	and in the case of service on the Purchaser, to:

Address	:	Lot 3893, Jalan 4D, Kampung Baru Subang,
40150 Shah Alam, Selangor

Email Address	:

10.3	In this Clause 10, if deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

10.4	Either Party may change the address to which such notices to it are to be delivered by giving not less than three (3) Business Days’ notice to the other Parties.

11.	Costs and Expenses

11.1	Each Party shall bear its own legal costs and other ancillary costs and expenses related to the preparation, negotiations, finalisation, and execution of this Agreement and any other agreement or document entered into or signed under this Agreement and the Completion thereof.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

11.2	The Purchaser shall bear the cost of stamp duty for this Agreement and in relation to the transfer of the Sale Shares from the Sellers to the Purchaser.

12.	General

12.1	Further Assurance

Each Party has entered into this Agreement in good faith and shall give all such assistance and information to the other Parties and execute and do and procure all other necessary person or Company, if any, to execute and do all such further acts, deeds, assurance and things as may be reasonably required by the other Parties from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

12.2	Successors and Assigns

12.2.1	This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

12.2.2	None of the Parties shall be entitled to transfer or otherwise assign its rights and obligations under this Agreement to a third party without the prior written consent of the other Parties and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

12.3	Entire Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by the law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

12.4	Variation, Waiver, etc.

Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties to this Agreement.

12.5	Severability

If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

12.6	Time of the Essence

Time wherever mentioned shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be agreed in writing between the Parties to be substituted for them.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

12.7	Knowledge & Acquiescence

Knowledge or acquiescence by either Party of, or in, any breach of any of the provisions of this Agreement shall not operate as, or be deemed to be, a waiver of such provisions and, notwithstanding such knowledge or acquiescence, such Party shall remain entitled to exercise its rights and/or remedies under this Agreement, and at law, and to require strict performance of all of the provisions of this Agreement.

12.8	Rights & Remedies

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at law, in equity, by statute or otherwise and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

12.9	Counterparts and E-Signatures

12.9.1	This Agreement may be entered in two (2) or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of executed signature pages by electronic transmission (via scanned portable document format (pdf)) will constitute effective and binding execution and delivery of this Agreement. This Agreement shall be deemed to be executed when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any rights or obligations hereunder (whether by virtue of any other oral or written agreement or other communication).

12.9.2	This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted, in accordance with the Electronic Commerce Act 2006 of Malaysia. Any document accepted, executed or agreed to in conformity with such law will be binding on each Party and shall have the same legal effect, validity or enforceability as if it were physically executed.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

12.10	Assignment

Save and except where expressly permitted under this Agreement, neither of the Parties shall be entitled to transfer or otherwise assign this Agreement or any of its rights and obligations under this Agreement without the prior written approval of the other Parties and any transfer or assignment which is made without such prior written approval shall constitute a breach of this Agreement.

12.11	Reasonableness

Each Party acknowledges and confirms that he has sought independent legal advice from professional legal advisors with regards to all the matters provided for in this Agreement and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable and agrees that the failure to obtain such advice shall not be used as a defence to the enforcement of the terms, representations, warranties, covenants, undertakings, and conditions under this Agreement.

12.12	Governing Law and Jurisdiction

12.12.1	This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia.

12.12.2	The Parties irrevocably agree that the courts of Malaysia are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement may be brought in those courts and the Parties irrevocably submit to the jurisdiction of those courts.

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Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

Schedule 1

The Particulars of the Sellers

No.	Sellers	NRIC No.	Bank Account details	Number of Sale Shares (% of shareholdings)	Purchase Consideration (RM)
1.	Name: Lew Chee Hoong		Bank Account	53,000 (26.5%)	RM244,178.55
	Address:		No.:

Email:

2.	Name: Wong Chee Lin		Bank Account	46,000 (23%)	RM211,928.55
	Address:		No.:
Bank Name:

Email:

3.	Name: Tan Pei Sze		Bank Account	10,000 (5%)	RM46,071.45
	Address:		No.:
Bank Name:

Email:

4.	Name: Michael Stephen		Bank Account	30,000 (15%)	RM138,214.30
	Ooi Liang Huat		No.:
	Address:		Bank Name:

Email:

5.	Name: Chong Sian Leong		Bank Account	1,000 (0.5%)	RM4,607.15
	Address:		No.:
Bank Name:

Email:

Total				140,000 (70%)	RM645,000

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

Schedule 2

The Particulars of the Company

(1)	Name of Company:	The Rise Bar & Cafe Sdn. Bhd.
(2)	Registered number:	202201033590 (1479287-H)
(3)	Registered office:	Unit 1336, Suite-A, Lobby 7, Block A, Damansara Intan, No. 1, Jalan SS20/27, 47400 Petaling Jaya, Selangor
(4)	Business Address:	Lot L1-2 First Floor, Megah Rise No. 3, Jalan SS24/9, 47301 Petaling Jaya, Selangor
(5)	Date and place of incorporation:	9 September 2022, Malaysia
(6)	Issued share capital and number of issued shares:	RM200,000.00 divided into 200,000 ordinary shares of RM1.00 each
(7)	Registered shareholders and shares held:	No.	Name	Number of Shares and Shareholding Percentage (%)
		1.	Wong Chee Lin	46,000 (23%)
		2.	Tan Pei Sze	10,000 (5%)
		3.	Michael Stephen Ooi Liang Huat	30,000 (15%)
		4.	Lew Chee Hoong	53,000 (26.5%)
		5.	Chong Sian Leong	1,000 (0.5%)
		6.	Restoran Gardenz Sdn. Bhd.	60,000 (30%)

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

(8)	Directors:
(9)	Secretary:
(10)	Nature of Business	Restaurants
(11)	Financial year end:	31 December
(12)	Auditors:

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Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

Schedule 3

Completion Obligations

1.	On the Completion Date, the Sellers shall deliver, procure the delivery of, or make available to the Purchaser, the following documents (collectively, the “Completion Deliverables”):

1.1	Original duly executed, valid and registrable, undated and unstamped share transfer forms as prescribed under Section 105 of the Act relating to the Sale Shares in favour of the Purchaser, together with the relevant original share certificates, if applicable, with respect to the Sale Shares and all information and documents which are necessary to enable the share transfer instruments to be submitted for assessment of stamp duty under the Stamp Act 1949 of Malaysia;

1.2	a certified true copy or original copy of the resolution passed by the board of directors of the Company:

1.2.1	approving the transfer of the relevant Sale Shares from the Sellers to the Purchaser, subject only to the stamping of the instruments of transfer;

1.2.2	approving the entry of the name of the Purchaser into the register of members of the Company as the registered holder of all the Sale Shares, subject only to stamp duty on the transfer of the Sale Shares being duly paid, and the making of such other entries into other corporate records of the Company as may be necessary; and

1.2.3	if it is the practice of the Company, authorising the issuance of new share certificates in respect of the Sale Shares in favour of the Purchaser (including the affixation of the common seal of the Company on such new share certificates) and delivery of the new share certificates in respect of the Sale Shares to the Purchaser and making of such other entries into the other corporate records of the Company and the notification(s) to the Companies Commission of Malaysia as may be necessary, and the cancellation of the existing share certificates in respect of the Sale Shares registered under the name of the Sellers;

1.3	any other documents which may be required by the Purchaser to vest the legal and beneficial interest in the Sale Shares to the Purchaser;

1.4	If requested by the Purchaser, certified true copy or original copy of the resolution passed by the board of directors of the Company approving the amending the amendment of the existing list of authorised signatories for the Company’s designated bank accounts, and granting authority to such persons as may be nominated by the Purchaser to act as co-signatories;

1.5	a confirmation in the form of the Company’s management accounts that all debts, loans, advances or liabilities of the Company in relation to any sums owing and remaining unpaid by the Company to the Sellers, former shareholder or director, former director of the Company and/or any persons connected with them shall, upon Completion, be assigned by the existing lenders to the Purchaser and Restoran Gardenz Sdn. Bhd. (as continuing shareholder) in proportion to their respective shareholdings in the Company as at Completion, with the Company remaining as the borrower; and

1.6	a list setting out the address at which the Records, common seals and cheque books are kept and the name of persons in charge of such documents and their contact details.

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Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

Schedule 4

Sellers’ Warranties

1.	Accuracy and Adequacy of Information

1.1	The particulars contained in this Agreement are true and accurate and not misleading.

1.2	All information provided by the Sellers or the Company (or by any of their Representatives on behalf of the Sellers under their express instructions), to the Purchaser or his Representatives during the Due Diligence was or will be (as the case may be) when given, and remains true, complete and accurate and not misleading and the Sellers are not aware of any fact or matter or circumstances not disclosed to the Purchaser which renders any such information untrue, inaccurate or misleading.

2.	Right, power, authority and action of the Sellers

2.1	The Sellers have the right, power, authority and capability and have taken all action necessary, to validly execute, deliver and exercise their rights, and perform their obligations, under this Agreement.

2.2	No Authorisation of any Governmental Authority is required for the execution and delivery by the Sellers of this Agreement or the consummation by the Sellers of the transaction contemplated hereby.

2.3	This Agreement when executed by the Sellers will constitute legal, valid and binding obligations of the Sellers enforceable in accordance with their terms.

2.4	The execution, delivery and performance of this Agreement by the Sellers do not and will not:

2.4.1	violate any provision of any law of any Governmental Authority or approvals binding on the Sellers and/or the Company or any of their property or assets;

2.4.2	conflict with, result in a breach of or constitute a default or give rise to any obligations under any provisions of the Company’s constitution or memorandum and articles of association, as the case may be; and/or

2.4.3	result in a breach of, or constitute a default or give rise to any obligations under any agreement, licence or instrument to which the Sellers and/or the Company are parties.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

3.	Corporate information

3.1	The Company

The Company:

3.1.1	has been duly incorporated, in good standing and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its Assets and carry on the Business. The Company is not in receivership or liquidation, and it has taken no steps to enter liquidation and no petition has been presented for winding up of the Company;

3.1.2	has no legal or beneficial right in, and has not agreed to acquire, subscribe for or taken up, any shares or other securities in any companies, any units in any unit trust or any other ownership interests in any other entity (wherever incorporated);

3.1.3	does not have any branch, division, establishment or operations outside of Malaysia; or

3.1.4	does not have any share or option incentive schemes, profit sharing schemes, or employee share ownership or performance rights plan for any of its employees, directors, officers or consultants

3.2	The Sale Shares

3.2.1	The Sellers are the registered, legal and beneficial owners of the Sale Shares, free and clear of any Encumbrances whatsoever.

3.2.2	The Sellers have the absolute right to exercise all voting and other rights over the Sale Shares.

3.2.3	The Sellers are entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Purchaser, without the need to obtain the consent or approval of any third party.

3.2.4	The Sale Shares have been properly and validly issued and allotted and are fully paid or credited as fully paid.

3.2.5	No third party has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption/ right of first offer or first refusal) and the Company has not made any offer that may result in any person having such a right.

3.2.6	There is no agreement or commitment to grant or create any Encumbrances over any of the Sale Shares and no person has or is entitled to assert any Claim or right to such Encumbrances.

3.2.7	Except for this Agreement, the Sellers have not entered into any agreement or arrangement with any person in respect of the Sale Shares or any of them.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

4.	Disclosure of Information

All information contained in this Agreement and all other information in writing (whether legal, financial or otherwise) which has been or will be given by the Sellers to the Purchaser in the course of the negotiations leading to this Agreement was when given and is now as at the Effective Date, or when given after the Completion Date will be, true, complete and accurate in all respects and there is no fact, matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase.

5.	Accounts

5.1	Latest Audited and Management Accounts

5.1.1	The latest audited including the auditors’ and the directors’ report, statement of financial position, statement of comprehensive income, relevant balance sheets, profits and loss accounts, cash flow statements and related notes, together with all documents which are or would be required by the applicable law to annexed to the accounts of the Company (“Accounts”) for the financial year ended 2024 (“FYE 23”)

(i)	have been (and shall have been) prepared in accordance with applicable law and in accordance with the accounting principles, standards and practices generally accepted in Malaysia;

(ii)	have been prepared on a basis consistent with that adopted in preparing the Accounts for the previous three (3) years;

(iii)	whenever legally required, have been audited by an appropriately qualified auditor who was given an auditor’s certificate without qualification;

(iv)	correctly state the assets and liabilities of the Company and provide a true and fair view of the assets, liabilities and state of affairs of the Company at the relevant accounting date and of the income, expenses and operational results (including profits or losses) of the Company for the period concerned;

(v)	contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company;

(vi)	are not affected by any unusual or non-recurring items or personal item (not related to the Business) or any other factor that might make the financial position or operational results of the Company disclosed in the Accounts misleading or deceptive;

(vii)	make full provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life; and

(viii)	whenever legal required, have been duly filed in accordance with applicable law.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

5.1.2	All financial records of the Company have been properly maintained and constitute an accurate record of all matters which ought to appear in them and, where required by law, have been duly filed. The Company has complied with applicable statutory accounting requirements including the requirements with respect to accounting for taxation, based on generally accepted accounting principles in Malaysia.

5.2	Book Debts

5.2.1	The debts, amounts receivables included or shown in the Accounts have been recorded by the Company in accordance with the laws and generally accepted accounting principles in Malaysia; and

5.2.2	All debts (including trade receivables) owing to the Company at the date of this Agreement will be collected in the ordinary course of collection within one hundred and eighty (180) days of their respective due dates, with no additional costs to the Company.

5.3	Position since the date of this Agreement

Since the date of this Agreement, with regards to the Company:

5.3.1	the Business has been carried on as a going concern in the ordinary course of business without any interruption or alteration in its nature, scope or manner;

5.3.2	no material capital commitments have been entered into by or are binding on the Company;

5.3.3	the Company has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

5.3.4	the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

5.3.5	the Company has not incurred any additional borrowings or incurred any other Indebtedness for borrowed monies except Indebtedness made in connection with trade-related purpose in the ordinary course of business;

5.3.6	there has been no disposal of any Asset or creation of Encumbrances over any Assets;

5.3.7	the Company has not acquired or disposed of or agreed to acquire or dispose of any immovable real properties (whether land, or any interests therein) nor will the Company acquire or dispose of or agree to acquire or dispose of, any such immovable properties;

5.3.8	the Company has not entered into any unusual contract or commitment or otherwise departed from its ordinary course of business;

5.3.9	no contract, commitment or arrangement has been made or entered into between the Company and the Sellers and/or their Related Person;

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

5.3.10	no event has occurred which would entitle any third Party (with or without the giving of notice) to call for the repayment of Indebtedness of the Company prior to the normal maturity date; and

5.3.11	the Company has not made any changes in any method of accounting or accounting practice and it has not changed its accounting reference period;

5.3.12	there has been no material increase or decrease in the levels of debtors, creditors or inventory or in the average collection or payment periods for debtors and creditors of the Company and:

(i)	the Company has not materially defaulted in paying any creditor by the due date for payment;

(ii)	no debt owing to the Company has been released or settled for an amount less than its full amount.

5.4	Management Accounts

The Management Accounts of the Company from the FYE 23 until the date of this Agreement:

5.4.1	have been prepared in accordance with applicable laws;

5.4.2	have been prepared on a basis consistent with that employed in preparing the Accounts, in all respects; and

5.4.3	fairly present of the Assets, liabilities (including all contingent liabilities), income and expenses of the Company and are not misleading or deceptive in any respect having regard to the basis of preparation and the purpose for which they were prepared.

5.5	Contingent Liabilities

There are no actual or contingent liabilities of the Company, or unascertained claims against the Company (including contractual commitments) which could materially and adversely affect the value of the Business

6.	Financial Obligations

6.1	Financial Facilities and Guarantees

6.1.1	There are no loans, guarantees, indemnities, suretyships, letter of comforts, encumbrances or unusual liabilities (whether or not legally binding) given, made or incurred by or on behalf of the Company (and, in particular, no loans have been made by or on behalf of the Company to any directors or shareholders of the Company) and no director or other person has given any guarantee of or security for any financial or other obligation of the Company.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

6.1.2	The Company has not borrowed or raised any money or taken any financial facility, nor has it agreed to repay any loan capital.

6.1.3	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other similar entity. The execution and compliance with the terms of this Agreement does not and will not result in any grant, subsidy or financial assistance from any government department or other similar entity becoming repayable.

6.2	Off-Balance Sheet Financing

The Company does not have outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

6.3	No Undisclosed Liabilities

The Company has no liabilities, obligations or contingencies of any kind, whether absolute, contingent, unaccrued, asserted or unasserted, or otherwise.

6.4	Debts and Credit Arrangements

None of the Indebtedness receivable or due to the Company which is (or will be) included in the Accounts or which have subsequently arisen:

6.4.1	has been outstanding for more than three (3) months from its due date for payment; or

6.4.2	has been released on terms that the debtor has paid less than the full value of his debt,

and all such debts have realised or will realise in the normal course of collection their full value as included in the Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

6.5	Management Account

The Company has paid all its creditors or suppliers within the credit periods normally applied by the Company to such creditors (and no earlier). In this regard, as of the date of this Agreement, the Company has not received any notice or claims from any of its suppliers or creditors demanding payment of any trade payables or money relating to any credit arrangements entered between the Company and the relevant suppliers or creditors in connection with the course of Business of the Company, indicating that such credit arrangements will become payable on demand, be written off or reduced or altered to the disadvantage of the Company. There are no circumstances that currently exist that would give rise to any such notice.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

6.6	Derivative transactions

The Company has no outstanding obligations in respect of a derivative transaction including any foreign exchange transaction.

7.	Commercial

7.1	Assets

7.1.1	The Company is the sole legal and beneficial owner at the date of this Agreement of all the Assets included in the Accounts or acquired by the Company since FYE 23.

7.1.2	The Assets and any additions thereto made since the date of this Agreement are the sole and absolute property of and held by the Company free from Encumbrances (including any hire purchase agreements, credit sale agreements or agreements for payment on deferred terms or bills of sale) and are fit for purpose, in good repair and condition (fair wear and tear excepted) and in good working order, have been regularly and properly maintained and do not require any exceptional capital expenditures for the carrying on of the Business of the Company.

7.1.3	The Company has good and marketable title thereto and all such Assets are in the possession or under the control of the Company and, where as disclosed in the Accounts that any such Assets have been disposed of, they have not been disposed of at less than book value.

7.1.4	There are no outstanding options, licenses, agreements or rights of any kind granted by the Sellers to any current employee or former employee, or any third party in respect of the Assets.

7.2	Inventory

7.2.1	Each item of the inventory:

(i)	is of saleable quality and fit to be used for its intended purpose;

(ii)	is not dangerous, inefficient, obsolete or in need of renewal or replacement;

(iii)	complies with all laws and representations made by the Company, whether express, implied, by statute or otherwise.

7.2.2	There are no known defects, damages, contaminants or impairments in the inventory, nor any items deemed unsellable in the normal course of business, that would materially affect its value or marketability.

7.2.3	The inventory valuation methods used are consistent with the accounting principles, standards and practices adopted in preparation of the Accounts.

7.2.4	The Company conducts regular and accurate inventory counts and maintain proper records, including inventory reports and reconciliation statements.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

8.	Capital Commitments and Contractual Agreements

8.1	Capital Commitments

There are no capital commitments entered into or proposed by the Company or are there any Indebtedness owed by any of the Company.

8.2	Contracts

8.2.1	The Company is not a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability which:

(a)	is of an unusual or abnormal nature or not on an arm’s length basis in the ordinary course of business;

(b)	cannot readily be fulfilled or performed on time without undue, or unusual, expenditure of money or effort;

(c)	involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange for any currency;

(d)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

(e)	establishes any agency, distributorship, marketing, purchasing, manufacturing or licensing or other arrangement which restricts or limits the ability of the Company to undertake any activity in any place; or

(f)	involves, or is likely to involve, obligations or liabilities, which by reason of their nature or magnitude, ought reasonably to be made known to an intending Purchaser of the Sale Shares,

and the Company has not made or received any offer or proposal that remains open for acceptance and if accepted would result in the Company being party to any arrangement or agreement under Paragraphs 8.2.1(a) - (f)) of this Schedule 4 .

8.2.2	There are no agreements concerning the Company which can be terminated or which have been terminated or under which the rights of any person are liable to be affected as a result of a change in control or shareholding or ownership of the Company or in the composition of the board of directors of the relevant Company.

8.3	Joint Ventures, Partnerships etc.

The Company is not, and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; and the Company is not, and has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

8.4	Agreements with Related Parties etc.

8.4.1	There are no Indebtedness being incurred (actual or contingent) nor any indemnity, guarantee or security arrangement between the Company and any current or former employee or current or former director of the Company or a current or former related party[1] of the Company.

8.4.2	There are no existing contracts, arrangements or understandings whether legally binding or not between, on the one hand, the Company and, on the other hand, the Sellers or any current or former related party of the Company.

8.4.3	The Company has not been a party to any contract, arrangement or understanding with any current or former employee or current or former director of any Company or any current or former related party of any Company, or in which any such person is interested (whether directly or indirectly).

8.5	Effect of Sale and Purchase of the Sale Shares

Neither entering into, nor compliance with, this Agreement nor Completion will, or is likely to result in a breach or cancellation of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any laws or any order, writ, injunction or decree of any Governmental Authority affecting the Company.

[1]	For the purposes of this Agreement, “related party” means a person connected with a director or former director, or substantial shareholder or former substantial shareholder of the relevant Company, within the meaning set out in the Company Act 2016. Section 197(1) of the Company Act 2016 provides that:

“A person shall be deemed to be connected with a director if the person is –

(a)	a member of the director’s family;
(b)	a body corporate which is associated with that director;
(c)	a trustee of a trust, other than a trustee for an employee share scheme or pension scheme, under which that director or a member of the director’s family is a beneficiary; or
(d)	a partner of that director or a partner of a person connected with that director.”

Further, Section 197(2) of the Company Act 2016 provides that:

“	(a) “a member of the director’s family” means the director’s spouse, parent, child, including adopted child and stepchild, brother, sister and the spouse of the director’s child, brother or sister;

(b)	a body corporate is associated with a director if —
(i)	the body corporate is accustomed or is under an obligation, whether formal or informal, or the majority of directors of the body corporate is accustomed, to act in accordance with the directions, instructions or wishes of that director;
(ii)	that director has a controlling interest in the body corporate; or
(iii)	that director, or persons connected with that director, or that director and persons connected with him, are entitled to exercise, or control the exercise of, not less than twenty per centum of the votes attached to voting shares in the body corporate.”

“person connected with a substantial shareholder” shall have the same meaning ascribed to a “person connected with a director” save that all references therein to a director shall be read as a reference to a substantial shareholder.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

9.	Real Estate and Property

9.1	Real Property

The Company does not own or otherwise have an interest in any immovable real properties whether located within or outside of Malaysia.

9.2	Lease / Tenancy

9.3	Lease / Tenancy

9.3.1	The tenanted premises used in connection with the Business and the Company are occupied solely in accordance with the Tenancy Agreement, which is the only tenancy entered into by the Company, and there is no material subsisting breach or any non-compliance by the Company with any covenant, condition or agreement contained therein. In relation to the Tenancy Agreement:

(i)	the landlord has not refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified;

(ii)	there are no restrictions in the tenancy which prevent the property from being used now or in the future for the present use;

(iii)	the property is being used in accordance with agreed usage as set out in the Tenancy Agreement;

(iv)	the tenancy is not expressed to be subject to any right of re-entry or re-possession on other ground except non-payment of rent or breach of covenant by the tenant.

(v)	there is no right for the landlord to determine the tenancy before the expiry of the contractual term except non-payment of rent, default or breach of covenant by the tenant;

(vi)	no alterations have been made to the property at the expense of the Sellers and/or the Company without all necessary consents and approvals and all such alterations to the property are to be disregarded on rent reviews and do not have to be reinstated at the expiry of the term of the tenancy;

(vii)	the tenant can assign or underlet the whole of the property subject only to obtaining the landlord’s consent (such consent not to be unreasonably withheld whether expressly or by statute).

(viii)	all steps in rent reviews have been duly taken and no rent reviews are or should be currently under negotiation, or the subject of a reference to an expert or arbitrator or the courts.

(ix)	the termination of the tenancy shall be made in accordance with the terms of the Tenancy Agreement or in a manner mutually agreed in writing between the tenant and the landlord.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

10.	Legal Matters

10.1	Compliance with Laws

10.1.1	The Company has carried on its business in accordance with all applicable laws (including those relevant to the relations between the Company and its employees, personal data protection and anti-corruption) and there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against any of the Company which may have an adverse effect on the Company.

10.1.2	The Company has not received any notice or other communication (official or otherwise) from any Governmental Authority with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable law, or requiring the Company to take or omit any action.

10.2	Licences and Consents

10.2.1	All Authorisation necessary for the carrying on of the Business by the Company have been obtained, and are not subject to onerous conditions, are in full force and effect, and have been and are being complied with in all material respects.

10.2.2	There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Authorisation.

10.2.3	None of the Authorisation has been breached or is likely to be suspended, modified or revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise). Further, there are no factors that might in any way prejudice the continuance or renewal of any Authorisation.

10.3	Litigation

10.3.1	The Company is not involved whether as plaintiff or defendant or otherwise engaged in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration or are being prosecuted for any criminal offence and there are no such claims, legal actions, proceedings, suits, litigations, prosecutions, investigations, enquiries, mediations or arbitrations pending or threatened by or against the Company.

10.3.2	Neither the Sellers nor the Company, nor any of the properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgement or order of any court, arbitrator, Governmental Authority, nor in default under any order, licence, regulation or demand of any Governmental Authority or with respect to any order, suit, injunction or decree of any court.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

10.3.3	There are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration involving the Company in any respect.

10.3.4	There is no act or omission of the Company which have occurred which would entitle the Government of Malaysia or any Governmental Authority to commence an action against the Company, and there is no order, decree or judgment of any court or any Governmental Authority of Malaysia against the Company.

10.4	Insolvency etc.

10.4.1	No application or order has been made or petition presented, or resolution passed or meeting convened for the winding up of the Company, nor has any distress, execution or other process been levied against the Company.

10.4.2	The Company is not insolvent and no receiver and/or manager, special administrator, trustee or any other similar officer has been appointed over any asset or undertaking of the Company and no such appointment has been threatened.

10.4.3	The Company is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up of the Company.

10.4.4	There are no facts, matters or circumstances which exist that will give any person the right to apply to liquidate or wind up the Company.

10.4.5	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

11.	Insurance

11.1	Coverage

11.1.1	All Assets which are capable of being insured have at all material times been insured with a reputable and duly authorised insurer, and on terms usually or prudently maintained by any person holding assets the same as or similar to those held by the Company or performing a business activity the same or similar to any business activity performed by the Company.

11.1.2	The Company has at all material times been and is adequately covered against accident, physical loss or damage, third party liability (including product liability), and other risks normally covered by insurance by such companies.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

11.2	Details of Insurance Policies

In respect of all the insurance policies held by the Company in the ordinary course of business:

11.2.1	all the policies are current, in full force and effect;

11.2.2	are legal, valid and binding obligation enforceable according to its terms;

11.2.3	no act, omission, breach, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of these policies void, voidable or unenforceable, or would entitle insurers to decline to pay all or any part of any claim made under the insurance policies or to terminate any such policy;

11.2.4	there are no special or unusual limits, terms, exclusions or restrictions in any of the insurance policies;

11.2.5	the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums; and

11.2.6	such insurance policies permit the Company to make claims against the policies after Completion in respect of the insured period before Completion.

11.3	Insurance Claims

11.3.1	There is no claim outstanding under any policy of insurance held by or for the benefit of the Company and no circumstance exists that is likely to give rise to such a claim.

11.3.2	No claim under any policy of insurance held by or for the benefit of the Company has been refused or settled below the amount claimed.

11.4	Contracts affecting insurance coverage

The Company is not a party to any contract or arrangement under which:

11.4.1	it has agreed to limit its ability to claim for breach of warranty or other contractual obligation in a way that might affect the rights of subrogation of any insurer; or

11.4.2	it has assumed a liability to indemnify any other person in respect of any liability for which it would not have been liable in the absence of that contract or arrangement.

11.5	Insurer’s notice

The Company has not been notified by any insurer that it must carry out any maintenance, repair or work on its Assets.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

12.	Taxation Matters

12.1	Returns, Information and Clearances

12.1.1	All returns, computations and notices which are or have been required to be made or given by the Company for any Taxation purpose (a) has been made or given within the requisite periods and on a proper basis and are up-to-date and (b) it is, or is likely to be, the subject of any dispute with the Inland Revenue Board of Malaysia or any Tax Authority.

12.1.2	All information required to be provided to the applicable Tax Authority has been provided within the requisite period and is accurate.

12.1.3	There are no liability (whether accrued, contingent or future) to any Taxation in respect of which a claim could be made in respect of the Company and there are no circumstances likely to give rise to such a liability and in particular (but without limitation) there exists no grounds for any claim for any Taxation against the Company under the provisions of any law relating to Taxation or whereby the Company may be held liable for any Taxation chargeable against any other person.

12.1.4	The Company is not involved in any dispute with the Inland Revenue Board or any Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of the Company to any Taxation or other sums imposed, charged, levied or payable under the provisions of any law relating to Taxation.

12.2	Compliance with Laws in relation to Taxation

The Company has complied with and are in compliance with all applicable laws in relation to Taxation.

12.3	Penalties and Interest

12.3.1	The Company has paid all Taxation for which it is liable to account to the relevant Tax Authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith.

12.3.2	The Company has not nor has any director or officer of the Company paid, or become liable to pay, any fine, penalty or interest charged by virtue of any statutory provision relating to Taxation of the Company.

12.4	Taxation Claims, Liabilities and Reliefs

12.4.1	The Company has not nor will it become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by it or any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to the Completion Date.

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

12.4.2	The Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

12.4.3	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after the Completion Date.

12.4.4	The Company does not own nor have agreed to acquire, any asset, nor have received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

12.4.5	The Company has not disposed nor have agreed to dispose of any asset, nor has provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm’s length basis.

12.4.6	The Company has not incurred a loss on the disposal or deemed disposal of any asset in relation to which their ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

12.4.7	No asset owned by the Company has at any time since their acquisition by the Company been subjected to a reduction in value such that any allowable loss arising on their disposal are likely to be reduced or eliminated or any chargeable gain arising on their disposal is likely to be increased.

12.5	Deductions / Collections from Payments

The Company has complied in all respects with all statutory provisions relating to Taxation and where applicable has required the deduction of Tax from any payment made by it or has collected the required Tax for any payment received by it, and has properly accounted for any such Tax which ought to have been accounted for.

12.6	Anti-Avoidance Provisions

The Company has not since their incorporation or registration engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

12.7	Stamp Duty

12.7.1	All documents to which the Company is a party or which form part of the Company’s title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Malaysia have been (where appropriate) adjudicated and duly stamped.

12.7.2	No relief or exemption from stamp duty has been improperly obtained, nor has any event occurred as a result of which any such duty from which the Company has obtained relief, has become payable.

12.7.3	Neither the entering into this Agreement nor Completion will affect or result in the withdrawal or revocation of any stamp duty relief or exemption granted to the Company on or before the Completion Date.

13.	Miscellaneous

13.1	None of the Representatives or other persons acting on behalf of the Sellers have used the Assets for any illegal activities including but not limited to any bribery, corruption or illegal political contributions.

[the remainder of this page is intentionally left blank]

Share Purchase Agreement

in relation to the sale and purchase of 70% of the issued and paid-up share capital of The Rise Bar & Cafe Sdn. Bhd.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SELLERS

SIGNED by	)
TAN PEI SZE	)
(NRIC No. ))
	)	/s/ Tan Pei Sze
	)	TAN PEI SZE

SIGNED by	)
MICHAEL STEPHEN OOI LIANG HUAT	)
(NRIC No. ))
	)	/s/ Michael Stephen OOI Liang Huat
	)	MICHAEL STEPHEN OOI LIANG HUAT

SIGNED by	)
LEW CHEE HOONG	)
(NRIC No. ))
	)	/s/ Lew Chee Hoong
	)	LEW CHEE HOONG

SIGNED by	)
CHONG SIAN LEONG	)
(NRIC No. ))
	)	/s/ Chong Sian Leong
	)	CHONG SIAN LEONG

SIGNED by	)
WONG CHEE LIN	)
(NRIC No. ))
	)	/s/ Wong Chee Lin
	)	WONG CHEE LIN

THE PURCHASER

SIGNED by
WF Venture Ltd.

/s/ Ho Phei Yen
Name: Ho Phei Yen
NRIC No.:
Designation: Director

For and on behalf of
WF Venture Ltd
Registration No.: 2170485